Exhibit 8.2

Suite 900 607 14th St., NW

Washington DC 20005-2018

t 202 508 5800 f 202 508 5858

www.KilpatrickStockton.com

direct dial 202 508 5881

direct fax 202 585 0051

skehoe@kilpatrickstockton.com

                    , 2010

Board of Directors

Naugatuck Valley Financial Corporation

333 Church Street

Naugatuck, Connecticut 06770

Ladies and Gentlemen:

We have acted as special counsel to Naugatuck Valley Financial Corporation, a Maryland corporation, in connection with the proposed merger (the “Merger”) of Southern Connecticut Bancorp, Inc., a Connecticut corporation, with and into Naugatuck Valley Financial Corporation pursuant to the Agreement and Plan of Merger, dated as of February 22, 2010, by and among Naugatuck Valley Financial Corporation, a federal corporation, Newco (as defined therein) and Southern Connecticut Bancorp (the “Agreement”). Any capitalized term used and not defined herein has the meaning given to it in the Agreement. At your request, and in connection with the filing of the registration statement on Form S-1 filed with the Securities and Exchange Commission in connection with the Merger (as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.

In providing our opinion, we have examined the Agreement, the Registration Statement and the proxy statement/prospectus contained therein (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. For purposes of the opinion set forth below, we have relied, with the consent of Naugatuck Valley Financial Corporation, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Southern Connecticut Bancorp and Naugatuck Valley Financial Corporation dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement.

Board of Directors

Naugatuck Valley Financial Corporation

                    , 2010

We have also assumed that: (1) the transactions contemplated by the Agreement will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party); and (2) the Merger will be reported by Naugatuck Valley Financial Corporation and Southern Connecticut Bancorp on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.	Southern Connecticut Bancorp and Naugatuck Valley Financial Corporation will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to Naugatuck Valley Financial Corporation shareholders subject to special treatment under United States federal income tax law, such as: Naugatuck Valley Financial Corporation shareholders, if any, who hold Naugatuck Valley Financial Corporation common stock other than as a capital asset; banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; shareholders who hold Naugatuck Valley Financial Corporation common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to shareholders of Naugatuck Valley Financial Corporation common stock who acquired their shares of Naugatuck Valley Financial Corporation common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

Board of Directors

Naugatuck Valley Financial Corporation

                    , 2010

We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Very truly yours,

KILPATRICK STOCKTON LLP

Sean P. Kehoe, Partner